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                     ROHM AND HAAS AND MORTON INTERNATIONAL
                              SIGN MERGER AGREEMENT

                CREATES LEADING GLOBAL SPECIALTY CHEMICAL COMPANY
                         WITH MAJOR GROWTH OPPORTUNITIES

                       TRANSACTION VALUED AT $4.9 BILLION

             ROHM AND HAAS SHORTLY TO COMMENCE CASH TENDER OFFER FOR
         67% OF MORTON AT $37.125 PER SHARE IN FIRST STEP OF TRANSACTION


PHILADELPHIA, PA AND CHICAGO, IL (FEBRUARY 1, 1999) - Rohm and Haas [NYSE: ROH] and Morton International, Inc. [NYSE: MII] today announced that their boards of directors have approved a definitive merger agreement under which Rohm and Haas will acquire Morton in a cash and stock transaction valued at $4.9 billion, including the assumption of $268 million of net debt. The transaction creates a global specialty chemical company with combined annual revenues of $6.5 billion and adds international leadership positions in adhesives, specialty coatings, electronic materials and salt.

TERMS

Rohm and Haas intends shortly to commence a cash tender offer for up to 67% of Morton common stock at $37.125 per share. Based upon Morton's closing price of $25.875 on Friday, January 29, 1999, this represents a premium of 43%. Rohm and Haas will acquire the remaining Morton shares in a second-step merger in which each share of Morton will be exchanged for Rohm and Haas shares valued at $37.125, subject to a maximum of 1.330645 and a minimum of 1.088710 Rohm and Haas shares for each Morton share. The combination, which will be accounted for as a purchase, is anticipated to be immediately accretive to cash flow and becomes accretive to earnings by the second year after completion of the transaction.

J. Lawrence Wilson, chairman and chief executive officer of Rohm and Haas, said, "Today's announcement represents a transforming step for Rohm and Haas. The combined company will be a leader in high growth specialty chemicals. The marriage of Morton's highly respected applications expertise with our technology strengths will provide customers unsurpassed value.

"The combination has the following growth drivers:

-     Creates a leading specialty adhesives company with $500 million of sales;

- Provides entry for Rohm and Haas into high growth powder coatings with new technologies;

- Establishes a $1 billion global electronics materials company with high growth rates; and

-     Complements Rohm and Haas' plastic additives and biocides products."
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Mr. Wilson continued, "In addition, this will extend Rohm and Haas' technology platform beyond its premier position in acrylic chemistry and electronics materials. Morton's technology will add significant expertise in urethanes, powder coatings, plastic automotive coatings and inorganic chemistry.

"Our companies share similar cultures and have known and respected each other for many years," Mr. Wilson concluded. "We look forward to bringing these two companies together to realize the potential of this extraordinary combination and to working with the talented employees of Morton International."

S. Jay Stewart, chairman and chief executive officer of Morton International, said "Morton has always had a reputation for making strategic decisions that benefit shareholders, employees and customers. For shareholders, we believe this transaction provides an attractive price for their shares and the opportunity to participate in the future appreciation of the combination. For employees, this offers more opportunities in an organization which will have greater scale and resources. For customers, the combined company will expand their geographic and technology platforms. In addition, we are delighted that Rohm and Haas also has a strong record of corporate citizenship.

"We believe that the specialty chemical industry has been undergoing substantial changes to meet customer needs," Mr. Stewart continued. "By focusing on the right strategic combination we will position our specialty chemical product lines for faster growth and enhance research and development success. Together, we can strategically position our businesses to accelerate top line growth."

Rajiv L. Gupta, vice chairman of Rohm and Haas, added, "This is all about profitable growth. Our combination creates a leading international producer of specialty chemicals. Morton will strengthen Rohm and Haas' current businesses - specifically adhesives, plastic additives, biocides, coatings and electronic materials - by bringing together complementary products and technology. We have a goal of being the number one or number two in all our key businesses. This transaction will provide new opportunities for growth in electronics and powder coatings while creating enhanced value for our shareholders. Customers will benefit from expanded product lines, greater technical depth and broader geographic reach. In addition, Morton's salt division, which will represent 12% of the combined company's revenues, has long established and well known brands; it produces high returns, superior earnings and excellent cash flow."

GROWTH DRIVERS

      ADHESIVES

      Morton is a leading producer of a high value flexible packaging adhesives that will be complemented by Rohm and Haas' current range of products for tape and labels. This merger joins Morton's polyurethane expertise with Rohm and Haas' world-leadership position in acrylic polyners providing adhesives customers - as well as coatings customers - with a full range of technical solutions. Urethane products represent one of the highest value growth opportunities within the adhesives and coating sectors.
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      POWDER COATINGS

      Morton is a leader in powder coatings for metal substrates in North America and Europe and recently introduced an innovative new product, Lamineer(R) power coatings for alternate substrates such as engineered wood. Rohm and Haas intends to develop the powder coatings business globally.

      ELECTRONIC MATERIALS

      In the last two years Rohm and Haas has expanded its electronic materials business with the acquisitions of LeaRonal, Pratta and 48% of Rodel. When combined with Morton Electronic Materials, this business will become a premier global electronics specialty chemicals supplier to both semiconductor and printed wiring board manufacturers with sales of over $1 billion. The combination of Morton with Shipley, Rodel, LeaRonal and Pratta integrates all of the key product areas to provide total solutions for customers. Morton also brings new technologies in advanced materials and organometallics which represent exciting growth opportunities.

      PLASTIC ADDITIVES AND BIOCIDES

      Morton will extend the plastic additives range of Rohm and Haas, adding heat stabilizers and lubricants to Rohm and Haas' line of impact modifiers and processing aids. Morton currently is benefiting from the shift away from lead-based stabilizers to tin-based alternatives. Its strength in biocide formulations complements Rohm and Haas' position in active biocidal molecules.

COST SAVINGS

Rohm and Haas has a solid record of cost reduction. The company has achieved cost savings of $140 million since 1995 and has already committed to obtaining an additional $50 million to $60 million in savings (including LeaRonal) through the year 2000. The combination with Morton is expected to generate additional annual cost savings of approximately $200 million. The transaction savings come from economies of sale in the purchase of raw materials, reduced freight costs, the elimination from both companies of duplicate corporate and administrative programs and greater efficiencies in operations and business processes. Rohm and Haas will seek to minimize workforce effects of the transaction through a combination of reduced hiring, attrition and other appropriate measures. All union contracts will be honored.

MANAGEMENT AND BOARD

J. Lawrence Wilson, will remain chairman and chief executive officer of Rohm and Haas. S. Jay Stewart, chairman and chief executive officer of Morton International, will become a vice chairman of Rohm and Haas reporting to Mr. Wilson and will join the board of directors. Rajiv L. Gupta, currently vice chairman of Rohm and Haas, will succeed Mr. Wilson as chairman and chief executive officer upon Mr. Wilson's retirement by the end of 1999. J. Michael Fitzpatrick will continue as President and chief operating officer of Rohm and Haas. William E. Johnston, currently president and chief operating officer of Morton, will become senior vice president of Rohm and Haas and a member of the company's Executive Council. Mr. Johnston will be the company's principal officer in Chicago.
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Two members of the Morton board in addition to Mr. Stewart will join the Rohm and Haas board. Rohm and Haas is headquartered in Philadelphia and is committed to maintaining a meaningful presence in Chicago and its surrounding area.

OTHER INFORMATION

The tender offer is conditioned, among other things, upon a minimum tender of 50.1% of the outstanding Morton shares on a fully diluted basis and receipt of regulatory approvals. The tender offer is not conditioned upon obtaining financing. Completion of the second-step merger is anticipated in the second quarter 1999. Haas family interests, representing approximately 39% of Rohm and Haas shares, have indicated their support for the transaction.

The actual number of Rohm and Haas shares that Morton shareholders will receive for each Morton share will determined in the following way: if the average closing price of Rohm and Haas stock is between $27.90 and $34.10 during the 20 trading day period ending with the second trading day prior to the closing of the merger, Morton shareholders will receive Rohm and Haas shares having a value, based on such average price, of $37.125, or between 1.088710 and 1.330645 Rohm and Haas shares per Morton share. If such average price is less than $27.90, the number of Rohm and Haas shares to be issued per Morton share will be 1.330645; if such average price is more than $34.10, the number of Rohm and Haas shares to be issued per Morton share will be 1.088710.

Wasserstein Perella & Co., Inc. acted as financial advisor to Rohm and Haas. Goldman, Sachs & Co. acted as financial advisor to Morton. Simpson Thacher & Bartlett is legal counsel to Rohm and Haas and Wachtell, Lipton, Rosen & Katz is legal counsel to Morton.

Chicago-based Morton International manufactures and markets specialty chemicals and salt products with total annual sales for the fiscal year ended June 30, 1998 of $2.5 billion.

Rohm and Haas is a Fortune 400 specialty chemical company with $4 billion in annual sales. The company's specialty products are found in many items that improve the quality of life, including decorative and industrial paints, semiconductors, shampoos and other person-care items, and water purification systems.

This press release contains statements that are not historical facts and are forward-looking. Forward-looking statements include, among others, statements relating to anticipated product plans, profitability, cost savings, revenue growth and strategic plans and goals. Such statements involve risks and uncertainties that could cause the company's results to differ materially from what is projected, including without limitation risks and uncertainties relating to: higher raw material costs or to other expenses, increased competitive pricing pressure or other increases in competition, fluctuation in demand for the company's products, currency fluctuations and the outcome of pending or future litigation and claims including those relating to environmental laws and regulations. In addition the company's forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions. Further information can be found in Rohm and Haas and Morton International filings with the Securities and Exchange Commission.
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Contacts for Rohm and Haas:               Contacts for Morton:

Media                                     Media and Investors:
Laura Hadden                              Nancy Hobor/Jan Tratnik
(215) 592-3054                            (312) 807-2424/ (312) 807-2435

Investors:
Eric Norris
(215) 592-2664

Note to Editor: Today's news release, along with other news about Rohm and Haas and Morton International, is available on the Internet at http://www.rohmhaas.com and http://www.morton.com



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